Exhibit 10.3
PLAYBOY ENTERPRISES, INC.

SCOTT FLANDERS
CHIEF EXECUTIVE OFFICER

April 14, 2010

Mr. Christoph Pachler
2517 Walnut Ave.
Manhattan Beach CA 90266

Dear Christoph,

Playboy Enterprises, Inc. (the "Company") is pleased to confirm its offer of employment to you under the following terms:

1.
Position: Your title will be Executive Vice President and Chief Financial Officer and you will report to Scott Flanders, Chief Executive Officer. This is a full-time position. While you render services to the Company, you will not engage in any other employment, consulting or other business activity (whether full-time or part-time) that would create a conflict of interest with the Company. By signing this letter agreement, you confirm to the Company that you have no contractual commitments or other legal obligations that would prohibit you from performing your duties for the Company.

2.
Cash Compensation: The Company will pay you a starting salary at the rate of $415,000 per year, payable in accordance with the Company's standard payroll schedule. This salary will be subject to adjustment pursuant to the Company's employee compensation policies in effect from time to time.

3.
Bonus Compensation: You will be eligible to participate in the Company's Management Incentive Plan with a maximum annual potential of forty percent (40%) of your base salary. Your actual bonus payment will be at the discretion of the Company and will take into consideration not only the financial performance of the Company but also your individual performance measured against a series of specific goals and objectives that you will develop with the Company's Chief Executive Officer in the first ninety (90) days of your employment with the Company. Specific terms and conditions of your Bonus Compensation shall be memorialized under separate cover.

4.
Employee Benefits: As a regular employee of the Company, you will be eligible to participate in a number of Company-sponsored benefits. In general, these benefits include medical insurance, life insurance and participation in the Company's 401(k) plan. In addition, you will be entitled to paid vacation in accordance with the Company's vacation policy.

5.
Stock Options: Subject to the approval of the Company's Compensation Committee, you will be granted an option to purchase 275,000 shares of the Company's Class B Common Stock. The exercise price per share will be equal to the closing price of the Class B shares on the date the option is granted. The option will be subject to the terms and conditions applicable to options granted under the Company's Stock Plan (the "Plan"), as described in the Plan and the applicable Stock Option Agreement. You will vest in twenty-five percent (25%) of the option shares after twelve (12) months of continuous service, and the balance will vest in equal annual installments over the next three (3) years of continuous service, as described in the applicable Stock Option Agreement.

6.
Employment Contract and Severance Agreement: If your employment is terminated by the Company at any time without cause and you agree to sign a release of claims that is satisfactory to the Company, you will be entitled to be paid a lump sum of $415,000 in severance pay, plus an additional $166,000 in lieu of any outstanding payment under your Management Incentive Plan. In addition, the Company will pay your COBRA premiums for continuing medical insurance, at your then-current election, for up to twelve (12) months after the termination of your employment.

7.
Employment Relationship: Employment with the Company is for no specific period of time. Your employment with the Company will be "at will," meaning that either you or the Company may terminate your employment at any time and for any reason, with or without cause. Any contrary representations that may have been made to you are superseded by this letter agreement. This is the full and complete agreement between you and the Company on this term. Although your job duties, title, compensation and benefits, as well as the Company's personnel policies and procedures, may change from time to time, the "at will" nature of your employment may only be changed in an express written agreement signed by you and a duly authorized officer of the Company (other than you).

8.	Withholding Taxes: All forms of compensation referred to in this letter agreement are subject to reduction to reflect applicable withholding and payroll taxes and other deductions required by law.

9.	Location: While you'll be based in Los Angeles, you will engage in such travel as may be reasonably necessary or appropriate to perform your duties.

10.
Confidentiality: You recognize and acknowledge that you will have access to confidential information relating to the business or interests of Playboy or of persons with whom the Company may have business relationships. You will not during or after the term of your employment use or disclose to any other person or entity, any confidential information of the Company (except as required by applicable law).

11.
Copyright: You acknowledge that all original works of authorship by you, whether created alone or jointly with others, relating to your employment with the Company, and which are protectable by copyright, are "works made for hire" and will be owned by the Company.

12.	Non-Competition and Non-Solicitation:

(a)	During your employment with the Company, you may not, without prior written consent of the Company (whether as an executive, agent, servant,

owner, partner, consultant, independent contractor, representative, stockholder, or in any other capacity whatsoever) perform any work directly competitive in any way to the business of the Company or a planned business of which you are aware.

(b)
During your employment with the Company and for one (1) year thereafter, you will not directly or indirectly entice, solicit or encourage any Company employee to leave the employ of the Company or any independent contractor to sever its engagement with the Company, absent prior written consent from the Company.

(c)
During your employment with the Company and for one (1) year thereafter, you will not, directly or indirectly, entice, solicit or encourage any customer or prospective customer of the Company to cease doing business with the Company, reduce its relationship with the Company or refrain from establishing or expanding a relationship with the Company.

13.	Non-Disparagement; Non-Disclosure:

(a)
During your employment and all times thereafter, you will not make any public statement, or engage in any conduct, that is disparaging to the Company, to any of its executives, officers, directors, or shareholders, including, but not limited to, any statement that disparages the products, services, finances, financial condition, capabilities or any other aspect of the business of the Company.

(b)
You will not directly or indirectly be the source of disclosing, by publishing or by granting interviews, of any confidential information concerning the personal, social or business activities of the Company, or its officers, directors, agents or employees. In addition, you agree that without the Company's express written approval in each case you will not:

(i)
write, be the source of or contribute to any articles, stories, books, screenplays or any other communication or publicity of any kind (written or otherwise) or deliver the confidential information of the Company; or

(ii)	grant any interviews regarding or concerning the confidential information of the Company during or at any time after the termination of your employment.

14.
Interpretation, Amendment and Enforcement: This letter agreement constitutes the complete agreement between you and the Company, contains all of the terms of your employment with the Company and supersedes any prior agreements, representations or understandings (whether written, oral or implied) between you and the Company. This letter agreement may not be amended or modified, except by an express written agreement signed by both you and a duly authorized officer of the Company. The terms of this letter agreement and the resolution of any disputes as to the meaning, effect, performance or validity of this letter agreement or arising out of, related to, or in any way connected with, this letter agreement, your employment with the Company or any other relationship between you and the Company (the "Disputes") will be governed by

Illinois law, excluding laws relating to conflicts or choice of law. You and the Company submit to the exclusive personal jurisdiction of the federal and state courts located in Illinois in connection with any Dispute or any claim related to any Dispute.

Christoph, we sincerely hope that you will indicate your agreement with these terms and accept this offer by signing and dating this letter agreement and returning it to me. This offer, if not accepted, will expire at the close of business on Friday, April 9, 2010. Likewise, this offer of employment with the Company is also contingent upon you starting work on or near Tuesday, June 1, 2010. As required by law, your employment with the Company is contingent upon your providing legal proof of your identity and authorization to work in the United States.

If you have any questions, please call me at 312.373.2600.

Very truly yours,

Playboy Enterprises, Inc.

/s/ Scott N. Flanders
Scott N. Flanders
Chief Executive Officer

I have read and accept this employment offer:

/s/ Christoph Pachler
Signature of Christoph Pachler

Dated: April 13, 2010